Exhibit 99.1

Emclaire Financial Corp. Announces Second Quarter and Year to Date 2005 Earnings

    EMLENTON, Pa.--(BUSINESS WIRE)--July 22, 2005--Emclaire Financial Corp. (OTCBB:EMCF), the parent holding company of the Farmers National Bank of Emlenton, reported consolidated net income of $654,000 or $0.52 per share for the three months ended June 30, 2005. Net income for the quarterly period increased $131,000 or 25.0%, as compared to net income of $523,000 or $0.41 per share for the quarter ended June 30, 2004. The Corporation's annualized return on average assets and equity were 0.95% and 10.92%, respectively, for the three months ended June 30, 2005, versus 0.79% and 9.30%, respectively, for the same period in the prior year.
    Net income for the six-month period ended June 30, 2005 was $1.2 million or $0.96 per share versus $1.1 million or $0.86 per share for the same period in the prior year. This $134,000 or 12.3% increase in earnings resulted in an annualized return on average assets and equity of 0.89% and 10.24%, respectively, for the current year to date period.
    The increase in the Corporation's operating results for the quarterly and year to date periods can be attributed to increases in net interest income and noninterest income. The increase in net interest income was due to the increase in net interest margin. The increase in noninterest income was primarily due to commissions earned from the financial services and gains on securities.
    During the first half of 2005, total assets increased to $274.2 million from $273.4 million. Investment securities and cash equivalents decreased $1.6 million and $5.5 million, respectively, between year-end 2004 and June 30, 2005. Loans receivable increased $7.8 million or 4.4% to $187.4 million at June 30, 2005. The Corporation remains well capitalized and is positioned for continued growth with total stockholders' equity at June 30, 2005 of $23.9 million or approximately 8.71% of total assets.
    Average interest earning assets increased $10.8 million or 4.4% to $255.4 million for the six months ended June 30, 2005, compared to $244.5 million for the same period in the prior year. During the first half of 2005, the yield on interest earning assets increased 12 basis points to 5.95% for 2005 versus 5.83% for the same period in 2004.
    Average interest-bearing deposits increased $7.2 million or 3.9% to $191.9 million for the six months ended June 30, 2005, compared to $184.6 million for the same period in the prior year. This increase in customer deposits funded security portfolio growth. The Corporation's cost of funds increased 7 basis points to 2.19% for the first six months of 2005 versus 2.12% for the same period in 2004.
    Nonperforming loans were $1.7 million or 0.91% of total loans, at June 30, 2005, compared to $840,000 or 0.46% of total loans at June 30, 2004. The increase was primarily due to the classification of three separate commercial loan relationships to nonaccrual status.
    Emclaire Financial Corp. is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating ten full service offices in Venango, Butler, Clarion, Clearfield, Elk and Jefferson counties, Pennsylvania. The Corporation's common stock is quoted on and traded through the OTC Electronic Bulletin Board under the symbol "EMCF". For more information, visit the Corporation's website at "www.emclairefinancial.com".

    This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could effect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.


               EMCLAIRE FINANCIAL CORP. AND SUBSIDIARY
                         Financial Highlights
     (Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:

                                        Three month      Six month
                                           period          period
                                       ended June 30,  ended June 30,
                                        2005     2004   2005     2004
                                        ------  ------  ------  ------

 Interest income                       $3,782  $3,418  $7,326  $6,881
 Interest expense                       1,342   1,259   2,696   2,511
                                        ------  ------  ------  ------
   Net interest income                  2,440   2,159   4,630   4,370
 Provision for loan losses                 45      20     105      75
 Noninterest income                       757     521   1,413   1,002
 Noninterest expense                    2,330   2,008   4,417   3,958
                                        ------  ------  ------  ------
   Net income before provision
    for income taxes                      822     652   1,521   1,339
 Provision for income taxes               168     129     300     252
                                        ------  ------  ------  ------
 Net income                            $  654  $  523  $1,221  $1,087
                                        ======  ======  ======  ======

 Net income per share                  $ 0.52  $ 0.41  $ 0.96  $ 0.86
 Dividends per share                   $ 0.25  $ 0.23  $ 0.50  $ 0.46

 Return on annualized average assets     0.95%   0.79%   0.89%   0.83%
 Return on annualized average equity 10.92% 9.30% 10.24% 9.57% Yield on average interest-earning
  assets                                 6.10%   5.76%   5.95%   5.83%
 Cost of average interest-bearing
  liabilities                            2.61%   2.51%   2.63%   2.52%
 Net interest margin                     4.00%   3.70%   3.82%   3.77%


CONSOLIDATED FINANCIAL CONDITION DATA:
                                               As of         As of
                                             6/30/2005     12/31/2004
                                             ----------    -----------

 Total assets                               $  274,169    $   273,380
 Cash and equivalents                            9,152         14,624
 Securities                                     61,773         63,362
 Loans                                         187,410        179,575
 Deposits                                      232,784        232,874
 Borrowed funds                                 15,500         15,000
 Stockholders' equity                           23,882         23,616

 Book value per share                       $    18.84    $     18.63

 Net loans to deposits                           80.51%         77.11%
 Allowance for loan losses to total loans         0.99%          1.00%
 Earning assets to total assets                  92.68%         92.86%
 Stockholders' equity to total assets             8.71%          8.64%
 Shares of common stock outstanding          1,267,835      1,267,835


    CONTACT: Emclaire Financial Corp.
             David L. Cox or Shelly L. Rhoades, 724-867-2311